Exhibit 99.1

Contact:
Michael R. Sand
President & CEO
Dean J. Brydon, CFO
(360) 533-4747
www.timberlandbank.com


             Timberland Bancorp Announces Fiscal First Quarter Results
                          Core Operating Profits Rise 6%;
                   Capital Ratios Remain Exceptionally Strong

HOQUIAM, WA - January 26, 2010 - Timberland Bancorp, Inc. (NASDAQ:TSBK) ("Timberland" or "the Company") today reported fiscal first quarter net income of $224,000, or $0.03 per diluted common share. Income available to common shareholders after adjusting for the preferred stock dividend and the preferred stock discount accretion was a loss of $(35,000), or $(0.01) per diluted common share. This compares to a net loss available to common shareholders of $(524,000), or $(0.08) per diluted common share for the quarter ended September 30, 2009 and net income available to common shareholders of $343,000, or $0.05 per diluted common share, for the quarter ended December 31, 2008.

Fiscal First Quarter 2010 Highlights:
  -- Capital levels remain exceptionally strong: Total Risk Based Capital of 15.88%; Tier 1 Leverage Capital Ratio of 11.95%; Tangible Capital to Tangible Assets Ratio of 11.40%
  -- Net interest margin increased to 3.94% from 3.93% for the quarter immediately prior
  -- Efficiency ratio improved to 65.77% from 70.14% in the prior quarter and 75.13% for the like quarter one year prior
  --  Deposits increased 13% year over year and 7% from the prior quarter
  -- N.O.W. checking account balances increased to 25% of deposits compared to 19% of deposits one year prior
  --  Total assets increased by 7% year over year
  -- Construction and land development loans decreased 31% year over year and 15% during the quarter
  --  Loan loss reserves increased to 2.66% of total loans
  -- Core operating profits (pre-tax, pre-provision and pre-OTTI charges) increased 6% to $3.2 million compared to the like quarter one year prior

"The Company's quarterly operating profit emanated from the continuance of strong core revenues that offset higher than normal credit costs," noted Michael R. Sand, President and CEO. "We continue to reduce our exposure to the speculative residential construction sector with speculative one-to-four family loans at December 31, 2009 representing only 2.14% of the total loan portfolio. Multi-family and land development construction loans represented only 3.26% and 3.09% respectively of the total loan portfolio on the same date. We continue to deploy the necessary personnel to work through and resolve the classified and non-performing assets in our portfolio."

"Our commitment to increasing the Bank's transaction account base has resulted in a $44 million dollar increase in N.O.W. account balances year over year and an associated $74,000 increase in ATM transaction fees compared to the like quarter in the prior fiscal year," Sand also stated.

Capital Ratios and Asset Quality

Timberland Bancorp remains very well capitalized with a total risk-based capital ratio of 15.88%, a Tier 1 leverage capital ratio of 11.95% and a tangible capital to tangible assets ratio of 11.40% at December 31, 2009.

The non-performing assets ("NPAs") to total assets ratio was 6.40% at December 31, 2009 compared to 5.41% at September 30, 2009. During the quarter ended December 31, 2009 net charge-offs were $1.84 million compared to $1.47 million during the quarter ended September 30, 2009. Timberland recorded a $2.60 million provision to its allowance for loan losses during the current quarter. The allowance for loan losses totaled $14.9 million at December 31, 2009, or 2.66% of total loans compared to $14.2 million, or 2.52% of loans receivable at September 30, 2009 and $8.2 million, or 1.44% of loans receivable one year ago.

Timberland Q1 Earnings
January 25, 2010
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Non-performing loans ("NPLs") increased to $34.6 million at December 31, 2009 from $29.3 million at September 30, 2009 and were comprised of 64 loans and 45 credit relationships. The change in NPLs for the quarter are the result of changes in the following categories:

  -- Land Loans - six additional loans with the category balance increased by $3.69 million
  -- Land Development Loans - one less loan with the category balance decreased by $1.04 million
  -- Commercial Real Estate Loans - one less loan although the category balance increased by $1.51 million
  -- Condominium Construction Loans - one additional loan with the category balance increased by $1.35 million
  -- One-to-Four-Family Speculative Construction Loans - no change in the number of loans although a decrease in the category balance of $440,000
  -- One-to-Four Family Home Loans - no change in the number of loans although the category balance increased by $570,000
  -- One-to-Four Family Owner /Builder Construction Loans - one less loan with the category balance decreased by $157,000
  -- Consumer Loans - one additional loan with the category balance increased by $58,000
  -- Second Mortgage Loans - two fewer loans with the category balance decreasing by $105,000

Net charge-offs totaled $1.84 million for the quarter ended December 31, 2009 and included the following:

  -- $502,000 on a condominium construction loan upon receipt of an updated appraisal of the collateral
  -- $350,000 on seven land loans - one loan accounted for $197,000 of the balance charged off
  -- $324,000 on three land development loans - one loan accounted for $183,000 of the balance charged off
  -- $305,000 on two commercial real estate loans - one loan accounted for $299,000 of the balance charged off and the loan was subsequently transferred to OREO for orderly disposition
  -- $200,000 on four speculative construction loans - one loan accounted for $105,000 of the balance charged off
  --  $109,000 on four home equity loans
  --  $35,000 on a single family construction loan
  --  $10,000 on two single family home loans
  --  $6,000 on a consumer secured loan

Seven Other Real Estate Owned ("OREO") properties totaling $1.57 million were sold during the quarter ended December 31, 2009. A net gain of $88,000 was recorded on the sale of these OREO properties as a consequence of selling a number of them above their recorded book values. Timberland continues to manage the disposition of OREO properties in an orderly manner. OREO totaled $8.12 million at December 31, 2009 compared to $8.19 million at September 30, 2009. The balance was comprised of 23 individual properties and two other repossessed assets representing 19 relationships. The largest OREO property has a balance of $2.31 million and consists of a 78 lot plat located in Richland, Washington. The Richland/Kennewick/Pasco market is currently one of Washington State's better performing economic areas and lot sales are expected to commence in February.

Balance Sheet Management

Total assets increased by 2% to $716.6 million at December 31, 2009 from $701.7 million at September 30, 2009. The $14.9 million increase in total assets was primarily the result of a $13.7 million increase in cash equivalents and certificates of deposits ("CD's") held for investment. The Company continues to build and maintain a high level of liquidity, both on balance sheet and through off-balance sheet sources. Liquidity as measured by cash equivalents, CDs held for investment and available for sale investments securities increased to 15.2% of liabilities at December 31, 2009 from 13.5% at September 30, 2009 and 8.5% one year ago. The Bank also prepaid its estimated three-year FDIC insurance assessment during the quarter increasing other assets (prepaid insurance) by $4.2 million at December 31, 2009.

Net loans receivable remained stable during the quarter and totaled $547.2 million at December 31, 2009. "The mix of loans in our portfolio continues to improve," said Dean Brydon, Chief Financial Officer. "Overall, we have reduced our total exposure to construction and land development loans by 31% from one year ago." The one-to-four family speculative construction

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January 25, 2010
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portfolio decreased by 26% during the current quarter and the land development portfolio decreased by 6%. "Our exposure to construction and land development loans decreased by $54 million year over year," Brydon added.

LOAN PORTFOLIO
($ in thousands)           Dec. 31, 2009    Sept. 30, 2009    Dec. 31, 2008
                          Amount  Percent    Amount Percent  Amount Percent
                         ---------  ----    --------- ----   --------- ----
Mortgage Loans:
  One-to-four family     $ 112,678   19%    $ 110,556  19%   $ 114,169  19%
  Multi-family              27,833    5        25,638   4       26,449   4
  Commercial               197,614   34       188,205  32      151,630  25
  Construction and land
   development             118,552   20       139,728  23      172,828  29
  Land                      65,159   11        65,642  11       63,241  10
                         ---------  ----    --------- ----   --------- ----
    Total mortgage loans   521,836   89       529,769  89      528,317  87

Consumer Loans:
  Home equity and second
   mortgage                 40,212    7        41,746   7       49,895   8
  Other                      9,449    2         9,827   2        9,838   2
                         ---------  ----    --------- ----   --------- ----
    Total consumer loans    49,661    9        51,573   9       59,733  10

Commercial business loans   13,023    2        13,775   2       18,700   3
                         ---------  ----    --------- ----   --------- ----
Total loans              $ 584,520  100%    $ 595,117 100%   $ 606,750 100%
Less:
  Undisbursed portion
   of construction
   loans in process        (20,096)           (31,298)         (38,350)
  Unearned income           (2,337)            (2,439)          (2,678)
  Allowance for loan
   losses                  (14,931)           (14,172)          (8,166)
                         ---------          ---------        ---------
Total loans receivable,
 net                     $ 547,156          $ 547,208        $ 557,556
                         =========          =========        =========

CONSTRUCTION LOAN COMPOSITION
($ in thousands)           Dec. 31, 2009    Sept. 30, 2009    Dec. 31, 2008
                                   Percent           Percent         Percent
                                   of Loan           of Loan         of Loan
                                    Port-             Port-           Port-
                          Amount    folio    Amount   folio   Amount  folio
                         ---------  ----    --------- ----   --------- ----
Custom and owner/builder $  32,014    6%    $  35,414   6%   $  43,832   7%
Speculative                 12,523    2        16,959   3       27,117   5
Commercial real estate      36,890    6        49,397   8       43,043   7
Multi-family (including
 condominium)               19,084    3        18,800   3       32,117   5
Land development            18,041    3        19,158   3       26,719   5
                         ---------          ---------        ---------
  Total construction
   loans                 $ 118,552          $ 139,728        $ 172,828


Total loan originations were $54.1 million for the quarter ended December 31, 2009 compared to $59.5 million for the preceding quarter and $43.9 million for the like quarter one year ago. Timberland continues to sell fixed rate one-to-four family mortgage loans into the secondary market for asset-liability management purposes and to generate non-interest income. During the quarter ended December 31, 2009, $18.9 million one-to-four family fixed-rate mortgage loans were sold on the secondary market compared to $21.7 million for the preceding quarter and $10.5 million for the quarter ended one year ago.

Timberland's investment securities decreased by $1.3 million during the quarter to $19.2 million at December 31, 2009 from $20.6 million at September 30, 2009, primarily as a result of impairment related write-downs, prepayments and regular amortization. During the quarter ended December 31, 2009, other-than-temporary-impairment ("OTTI") write-downs of $1.2 million were recorded on the private label mortgage-backed securities that were acquired in the in-kind redemption from the AMF family of mutual funds in June 2008. The impairment write-downs were comprised of $336,000 in credit-related write-downs that were charged to earnings and $892,000 in non-credit related write-downs that were recorded through the other

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January 25, 2010
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comprehensive loss equity component. At December 31, 2009 the Bank's remaining private label mortgage-backed securities portfolio totaled $6.2 million.

DEPOSIT BREAKDOWN
($ in thousands)

                           Dec. 31, 2009    Sept. 30, 2009    Dec. 31, 2008
                          Amount  Percent    Amount Percent  Amount Percent
                         ---------  ----    --------- ----   --------- ----
Non-interest bearing     $  50,525    9%    $  50,295  10%   $  51,775  11%
N.O.W. checking            133,510   25       117,357  23       89,151  19
Savings                     61,697   11        58,609  12       55,082  12
Money market                63,965   12        62,478  12       61,210  13
Certificates of deposit
 under $100                136,838   25       135,242  27      129,867  27
Certificates of deposit
 $100 and over              90,478   17        77,926  15       64,281  13
Certificates of deposit -
 brokered                    4,000    1         3,754   1       25,975   5
                         ---------  ----    --------- ----   --------- ----
  Total deposits         $ 541,013  100%    $ 505,661 100%   $ 477,341 100%
                         =========  ====    ========= ====   ========= ====

Total deposits increased by 7% to $541.0 million at December 31, 2009, from $505.7 million at September 30, 2009 primarily as a result of a $16.2 million increase in N.O.W. checking account balances, a $14.4 million increase in CD account balances and a $3.1 million increase in savings account balances. Timberland held no true brokered funds in its deposit base at December 31, 2009. The $4.0 million noted on the balance sheet as brokered deposits consisted of reciprocal deposits exchanged through the Certificate of Deposits Account Registry Service ("CDARS") program.

Total shareholders' equity increased $146,000 to $87.35 million at December 31, 2009, from $87.20 million at September 30, 2009. Timberland's tangible capital to tangible assets ratio was 11.40% at December 31, 2009. Book value per common share was $10.18 and tangible book value per common share was $9.28 at December 31, 2009.

Operating Results

Fiscal first quarter operating revenue (net interest income before provision for loan losses, plus non-interest income excluding OTTI charges), increased by 2% to $8.7 million compared to $8.5 million in the like quarter one year ago. The increase was primarily the result of increased non-interest income, which was partially offset by a minor decrease in net interest income. The increased non-interest income was primarily due to a $168,000 increase in gain on sale of loans and a $74,000 increase in ATM transaction fees.

Net interest income before the provision for loan losses decreased by 1% to $6.4 million for the quarter ended December 31, 2009, from $6.5 million for the like quarter one year ago with interest and dividend income decreasing by 7% and interest expense decreasing by 17%. The decrease in net interest income was primarily due to an increased level of loans on non-accrual status and an increased level of cash equivalents and other liquid assets with lower yields. In spite of the challenging interest rate environment, Timberland's net interest margin remained strong at 3.94% for the current quarter; an increase of one basis point from 3.93% for the quarter ended September 30, 2009 and a decrease of 25 basis points from 4.19% for the quarter one year ago. The reversal of interest income on loans placed on non-accrual status reduced the net interest margin by approximately 22 basis points for the quarter ended December 31, 2009.

Timberland recorded a $2.6 million provision to its allowance for loan losses for the quarter ended December 31, 2009, compared to $3.2 million in the preceding quarter and $1.3 million in the like quarter one year prior. Net charge-offs for the quarter ended December 31, 2009 totaled $1.8 million compared to $1.5 million for the quarter ended September 30, 2009 and $1.2 million for the quarter ended December 31, 2008.

Timberland's total operating (non-interest) expenses decreased by 1% to $5.50 million for the first fiscal quarter from $5.54 million from the like quarter one year ago and increased by 2% from $5.39 million for the immediately prior quarter. A change

Timberland Q1 Earnings
January 25, 2010
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in the Bank's vacation accrual policy reduced salaries and employee benefit expenses by approximately $164,000 during the current quarter.

About Timberland Bancorp, Inc.
Timberland Bancorp operates 22 branches in the state of Washington in Hoquiam, Aberdeen, Ocean Shores, Montesano, Elma, Olympia, Lacey, Tumwater, Yelm, Puyallup, Edgewood, Tacoma, Spanaway (Bethel Station), Gig Harbor, Poulsbo, Silverdale, Auburn, Chehalis, Winlock, and Toledo.

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January 25, 2010
Page 6

TIMBERLAND BANCORP INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENT                      Three Months Ended
($ in thousands, except per share amounts)   Dec. 31,   Sept. 30,  Dec. 31,
(unaudited)                                    2009       2009       2008
                                             -------    -------    -------
Interest and dividend income
Loans receivable                             $ 9,065    $ 9,020    $ 9,570
Investments and mortgage-backed securities       216        297        412
Dividends from mutual funds                        9          9         10
Federal funds sold                                --          1         24
Interest bearing deposits in banks                51         37          9
                                             -------    -------    -------
  Total interest and dividend income           9,341      9,364     10,025

Interest expense
Deposits                                       2,077      2,150      2,496
FHLB advances and other borrowings               873        990      1,065
                                             -------    -------    -------
  Total interest expense                       2,950      3,140      3,561
                                             -------    -------    -------
  Net interest income                          6,391      6,224      6,464

Provision for loan losses                      2,600      3,243      1,315
                                             -------    -------    -------
  Net interest income after provision for
   loan losses                                 3,791      2,981      5,149

Non-interest income
Total OTTI on securities                      (1,228)    (3,212)    (1,170)
Less: portion recorded as other
 comprehensive loss                              892      1,878         --
                                             -------    -------    -------
Net OTTI loss recognized                        (336)    (1,334)    (1,170)

Service charges on deposits                    1,130      1,088      1,150
Gain on sale of loans, net                       449        357        281
Bank owned life insurance ("BOLI") net
 earnings                                        134        464        121
Servicing income on loans sold                    29         27         33
Valuation recovery (allowance) on MSRs            --        169         --
ATM transaction fees                             362        342        288
Other                                            201        345        203
                                             -------    -------    -------
  Total non-interest income                    1,969      1,458        906

Non-interest expense
Salaries and employee benefits                 2,981      2,983      3,073
Premises and equipment                           701        496        663
Advertising                                      172        224        191
OREO and other repossessed items expense          50         91         62
ATM expenses                                     155        164        125
FDIC insurance                                   200        192         86
Postage and courier                              128        101        119
Amortization of core deposit intangible           48         54         54
State and local taxes                            141        154        143
Professional fees                                172        198        135
Other                                            750        731        886
                                             -------    -------    -------
  Total non-interest expense                   5,498      5,388      5,537

Income (loss) before federal and state
 income taxes                                    262       (949)       518
Provision (benefit) for federal and
 state income taxes                               38       (681)       157
                                             -------    -------    -------
  Net income                                 $   224    $  (268)   $   361
                                             =======    =======    =======

Timberland Q1 Earnings
January 25, 2010
Page 7

Preferred stock dividends                    $   208    $   206    $    18
Preferred stock discount accretion                51         50         --
                                             -------    -------    -------
Net income (loss) avail. to common
 shareholders                                $   (35)   $  (524)   $   343
                                             =======    =======    =======

Earnings (loss) per common share:
  Basic                                      $ (0.01)   $ (0.08)   $  0.05
  Diluted                                    $ (0.01)   $ (0.08)   $  0.05
Weighted average common shares outstanding:
  Basic                                     6,709,985  6,655,479  6,570,776
  Diluted                                   6,709,985  6,655,479  6,578,080

Timberland Q1 Earnings
January 25, 2010
Page 8

TIMBERLAND BANCORP, INC.
CONSOLIDATED BALANCE SHEET
($ in thousands, except per share amounts) (unaudited)

                                       Dec. 31,      Sept. 30,    Dec. 31,
                                         2009          2009         2008
                                      ---------     ---------    ---------
Assets
Cash equivalents:
   Cash and due from financial
    institutions                      $  11,676     $  10,205    $  12,049
   Interest-bearing deposits in
    other banks                          57,250        56,257       12,138
   Federal funds sold                        --            --        9,725
                                      ---------     ---------    ---------
                                         68,926        66,462       33,912
Certificate of deposits ("CDs") held
 for investment                          14,442         3,251           --

Investments and mortgage-backed
 securities:
   Held to maturity                       6,626         7,087       12,891
   Available for sale                    12,594        13,471       15,491
FHLB stock                                5,705         5,705        5,705
                                      ---------     ---------    ---------
                                         24,925        26,263       34,087

Loans receivable                        559,153       560,750      563,312
Loans held for sale                       2,934           630        2,410
Less: Allowance for loan losses         (14,931)      (14,172)      (8,166)
                                      ---------     ---------    ---------
Net loans receivable                    547,156       547,208      557,556

Accrued interest receivable               2,997         2,805        3,087
Premises and equipment                   17,951        18,046       17,369
OREO and other repossessed items          8,119         8,185        1,266
BOLI                                     13,042        12,918       13,023
Goodwill                                  5,650         5,650        5,650
Core deposit intangible                     707           755          918
Mortgage servicing rights                 2,691         2,618        1,336
Other assets                              9,999         7,515        3,388
                                      ---------     ---------    ---------
Total Assets                          $ 716,605     $ 701,676    $ 671,592
                                      =========     =========    =========
Liabilities and Shareholders' Equity
Non-interest-bearing deposits         $  50,525     $  50,295    $  51,775
Interest-bearing deposits               490,488       455,366      425,566
                                      ---------     ---------    ---------
   Total deposits                       541,013       505,661      477,341

FHLB advances                            75,000        95,000       99,609
Federal Reserve Bank advances            10,000        10,000           --
Other borrowings: repurchase
 agreements                                 622           777          714
Other liabilities and accrued
 expenses                                 2,625         3,039        2,985
                                      ---------     ---------    ---------
Total Liabilities                       629,260       614,477      580,649
                                      ---------     ---------    ---------
Shareholders' Equity
Preferred stock - $.01 par value;
 1,000,000 shares authorized;            15,605        15,554       15,408
 Dec. 31, 2009 - 16,641 shares,
  Series A, issued and outstanding
 Sept. 30, 2009 - 16,641 shares,
  Series A, issued and outstanding
  Series A shares: $1,000 liquidation
  value
Common stock - $.01 par value;
 50,000,000 shares authorized;           10,343        10,315       10,152
 Dec. 31, 2009 - 7,045,036 shares
  issued and outstanding
 Sept. 30, 2009 - 7,045,036 shares
  issued and outstanding
 Dec. 31, 2008 - 7,028,015 shares
  issued and outstanding
Unearned shares- Employee Stock
 Ownership Plan                          (2,446)       (2,512)      (2,710)
Retained earnings                        65,607        65,854       69,000
Accumulated other comprehensive loss     (1,764)       (2,012)        (907)
                                      ---------     ---------    ---------
Total Shareholders' Equity               87,345        87,199       90,943
                                      ---------     ---------    ---------
Total Liabilities and Shareholders'
 Equity                               $ 716,605     $ 701,676    $ 671,592
                                      =========     =========    =========

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January 25, 2010
Page 9

KEY FINANCIAL RATIOS AND DATA
($ in thousands, except per share amounts) (unaudited)

                                              Three Months Ended
                                      ------------------------------------
                                       Dec. 31,     Sept. 30,     Dec. 31,
                                        2009          2009          2008
                                      ---------     ---------    ---------
PERFORMANCE RATIOS:
Return (loss) on average assets (a)        0.13%        (0.16)%       0.22%
Return (loss) on average equity (a)        1.02%        (1.20)%       1.88%
Net interest margin (a)                    3.94%         3.93%        4.19%
Efficiency ratio                          65.77%        70.14%       75.13%

                                       Dec. 31,     Sept. 30,     Dec. 31,
                                        2009          2009          2008
                                      ---------     ---------    ---------
ASSET QUALITY RATIOS:
Non-performing loans                  $  34,563     $  29,287    $  13,520
Non-performing investment securities      3,189           477           --
OREO and other repossessed assets         8,119         8,185        1,266
                                      ---------     ---------    ---------
Total non-performing assets           $  45,871     $  37,949    $  14,786

Non-performing assets to total
 assets (b)                                6.40%         5.41%        2.20%
Allowance for loan losses to non-
 performing loans                            43%           48%          60%
Troubled debt restructured loans (c)  $   9,799     $   9,492    $      --
Past due 90 days and still accruing   $   6,299     $     796    $      --

CAPITAL RATIOS:
Tier 1 leverage capital                   11.95%        12.24%       13.07%
Tier 1 risk based capital                 14.62%        14.67%       15.47%
Total risk based capital                  15.88%        15.94%       16.73%
Tangible capital to tangible
 assets (f)                               11.40%        11.62%       12.69%

BOOK VALUES:
Book value per common share (d)       $   10.18     $   10.17    $   10.58
Book value per common share (e)       $   10.68     $   10.68    $   11.16
Tangible book value per common
 share (d) (f)                        $    9.28     $    9.26    $    9.65
Tangible book value per common
 share (e) (f)                        $    9.73     $    9.72    $   10.17

-------------------
(a)  Annualized
(b) Non-performing assets include non-accrual loans, non-accrual investment securities, and other real estate owned and other repossessed assets
(c) At December 31, 2009 and September 30, 2009 all troubled debt restructured loans were on non-accrual status and included in total non-performing assets.
(d)  Calculation includes ESOP shares not committed to be released
(e)  Calculation excludes ESOP shares not committed to be released
(f) Calculation subtracts goodwill and core deposit intangible from the equity component

AVERAGE BALANCE SHEET:
                                              Three Months Ended
                                      ------------------------------------
                                       Dec. 31,     Sept. 30,     Dec. 31,
                                        2009          2009          2008
                                      ---------     ---------    ---------
Average total loans                   $ 561,378     $ 563,159    $ 564,782
Average total interest-earning
 assets (a)                             648,716       633,803      617,284
Average total assets                    701,614       685,534      663,339
Average total interest-bearing
 deposits                               474,898       444,241      430,259
Average FHLB advances and other
 borrowings                              85,537        95,668      100,436
Average shareholders' equity             87,756        89,164       76,702

-------------------
(a)  Includes loans on non-accrual status


Timberland Q1 Earnings
January 25, 2010
Page 10

Disclaimer
This report contains certain "forward-looking statements." The Company desires to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and is including this statement for the express purpose of availing itself of the protection of such safe harbor with forward-looking statements. These forward-looking statements may describe future plans or strategies and include the Company's expectations of future financial results. Forward-looking statements are subject to a number of risks and uncertainties that might cause actual results to differ materially from stated objectives. These risk factors include but are not limited to the effect of interest rate changes, competition in the financial services market for both deposits and loans as well as regional and general economic conditions. The words "believe," "expect," "anticipate," "estimate," "project," and similar expressions identify forward-looking statements. The Company's ability to predict results or the effect of future plans or strategies is inherently uncertain and undue reliance should not be placed on such statements.